[HOWARD RICE NEMEROVSKI CANADY FALK & RABKIN LETTERHEAD]


                               November 26, 1996



Bailard, Biehl & Kaiser Fund Group, Inc.
2755 Campus Drive
San Mateo, CA  94403


         Re: Rule 24f-2 Notice

Ladies and Gentlemen:

         We have acted as counsel for the Bailard, Biehl & Kaiser Fund Group, Inc., a Massachusetts business trust (the "Company"), in connection with the preparation and filing of a Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended, concerning sales of the Company's shares during the fiscal year ended September 30, 1996 (the "Notice").

         We have examined records, instruments, certificates and other documents that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and
(c) the truth, accuracy and completeness of the information, representations and warranties contained in the documents we have reviewed.

         Based on such examination, we are of the opinion that the shares sold during the fiscal year ended September 30, 1996 as reported in the Notice were legally issued and are fully paid and nonassessable except to the extent
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Bailard, Biehl & Kaiser Fund Group
November 26, 1996
Page 2


that the shareholders of a Massachusetts business trust may under certain circumstances be subject to assessment at the instance of creditors to pay the obligations of such trust in the event that its assets are insufficient for the purpose.

                               Very truly yours,

                               HOWARD, RICE, NEMEROVSKI,
                               CANADY, FALK & RABKIN
                               A Professional Corporation



                               By: /s/ Andre W. Brewster
                               ----------------------------
                                       Andre W. Brewster



AWB:mcw
cc:Ms. Sofi Zacharias